EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Second Quarter 2023 Results and Reconfirms 2023 Distribution Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) today announced its financial results for second quarter 2023.
HIGHLIGHTS
•During the three and six months ended June 30, 2023, Cheniere Partners generated revenues of $1.9 billion and $4.9 billion, net income of $622 million and $2.6 billion, and Adjusted EBITDA1 of $757 million and $1.8 billion, respectively.
•With respect to the second quarter of 2023, Cheniere Partners declared a cash distribution of $1.03 per common unit to unitholders of record as of August 7, 2023, comprised of a base amount equal to $0.775 and a variable amount equal to $0.255. The common unit distribution and the related general partner distribution will be paid on August 14, 2023.
•Reconfirming full year 2023 distribution guidance of $4.00 - $4.25 per common unit.
•In May 2023, certain subsidiaries of Cheniere Partners entered the pre-filing review process with the Federal Energy Regulatory Commission (“FERC”) under the National Environmental Policy Act (“NEPA”) for the SPL Expansion Project (defined below). In April 2023, certain of our subsidiaries executed a contract with Bechtel Energy Inc. (“Bechtel”) to provide the Front End Engineering and Design (“FEED”) for the SPL Expansion Project.

2023 FULL YEAR DISTRIBUTION GUIDANCE

2023
Distribution per Unit	$4.00	-	$4.25

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Revenues	$1,933	$4,181	(54)%	$4,850	$7,509	(35)%
Net income	$622	$342	82%	$2,557	$501	410%
Adjusted EBITDA[1]	$757	$977	(23)%	$1,783	$2,008	(11)%
LNG exported:
Number of cargoes	98	103	(5)%	210	208	1%
Volumes (TBtu)	355	374	(5)%	758	758	—%
LNG volumes loaded (TBtu)	353	375	(6)%	756	760	(1)%
Net income increased by approximately $280 million and $2.1 billion during the three and six months ended June 30, 2023, respectively, as compared to the corresponding 2022 periods. The increases were primarily due to non-cash favorable changes in fair value of commodity derivatives (further described below).
Adjusted EBITDA1 decreased by approximately $220 million and $225 million during the three and six months
___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

ended June 30, 2023, respectively, as compared to the corresponding 2022 periods. The decrease in Adjusted EBITDA was primarily due to decreased total margins per MMBtu of LNG delivered and decreased regasification revenues related to the previously announced early termination of the Terminal Use Agreement between Sabine Pass LNG, L.P. and Chevron.
Substantially all derivative gains (losses) are attributable to the recognition at fair value of our long-term Integrated Production Marketing (“IPM”) agreement with Tourmaline Oil Marketing Corp. (“Tourmaline”), a natural gas supply contract with pricing indexed to the Platts Japan Korea Marker (“JKM”). Our IPM agreement is structured to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and has a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG sale and purchase agreement (“SPA”). However, the long-term duration and international price basis of our IPM agreement makes it particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of this long-term gas supply agreement at fair value, but does not currently permit fair value recognition of the associated sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of continued moderation of international gas price volatility and declines in international forward commodity curves during the three and six months ended June 30, 2023, we recognized approximately $187 million and $1.2 billion of non-cash favorable changes in fair value attributable to the Tourmaline IPM agreement.
During the three and six months ended June 30, 2023, we recognized in income 353 TBtu and 756 TBtu of LNG, respectively, loaded from the SPL Project, none of which was related to commissioning activities.
Capital Resources
As of June 30, 2023, our total available liquidity was approximately $3.7 billion. We had cash and cash equivalents of approximately $1.8 billion. In addition, we had current restricted cash and cash equivalents of $241 million, $1.0 billion of available commitments under our CQP Revolving Credit Facility (defined below), and $671 million of available commitments under the SPL Revolving Credit Facility (defined below).
Recent Key Financial Transactions and Updates
In June 2023, Cheniere Partners issued $1.4 billion aggregate principal amount of 5.95% Senior Notes due 2033 (the “2033 CQP Senior Notes”), and used the proceeds, along with cash on hand, to redeem a portion of SPL’s 5.75% Senior Secured Notes due 2024 (the “2024 SPL Senior Notes”) in July 2023.

In June 2023, Cheniere Partners entered into a $1.0 billion Senior Unsecured Revolving Credit and Guaranty Agreement (the “CQP Revolving Credit Facility”), and Sabine Pass Liquefaction, LLC (“SPL”) entered into a $1.0 billion Senior Secured Revolving Credit and Guaranty Agreement (the “SPL Revolving Credit Facility”). The CQP Revolving Credit Facility and SPL Revolving Credit Facility each refinance and replace the respective existing credit facilities to, among other things, extend the maturity date thereunder, reduce the rate of interest and commitment fees applicable thereunder and make certain other changes to the terms and conditions.

During the three months ended June 30, 2023, Cheniere Partners repurchased approximately $200 million in aggregate principal amount of the 2024 SPL Senior Notes in the open market with cash on hand.

SABINE PASS OVERVIEW
We own natural gas liquefaction facilities consisting of 6 liquefaction Trains, with a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
As of July 27, 2023, over 2,150 cumulative LNG cargoes totaling approximately 150 million tonnes of LNG have been produced, loaded, and exported from the SPL Project.

SPL Expansion Project
We are developing an expansion adjacent to the SPL Project consisting of up to 3 natural gas liquefaction trains with an expected total production capacity of approximately 20 mtpa of LNG (the “SPL Expansion Project”). In May 2023, certain of our subsidiaries entered the pre-filing review process with the FERC under the NEPA, and in April 2023, executed a contract with Bechtel to provide the FEED for the SPL Expansion Project.
DISTRIBUTIONS TO UNITHOLDERS
In July 2023, we declared a cash distribution of $1.03 per common unit to unitholders of record as of August 7, 2023, comprised of a base amount equal to $0.775 ($3.10 annualized) and a variable amount equal to $0.255, which takes into consideration, among other things, amounts reserved for annual debt repayment and capital allocation goals, anticipated capital expenditures to be funded with cash, and cash reserves to provide for the proper conduct of the business. The common unit distribution and the related general partner distribution will be paid on August 14, 2023.

INVESTOR CONFERENCE CALL AND WEBCAST
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for second quarter 2023 on Thursday, August 3, 2023, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners owns the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, which has natural gas liquefaction facilities consisting of six liquefaction Trains with a total production capacity of approximately 30 mtpa of LNG. The Sabine Pass LNG terminal also has operational regasification facilities that include five LNG storage tanks, vaporizers, and three marine berths. Cheniere Partners also owns the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate and intrastate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding Cheniere Partners’ anticipated quarterly distributions and ability to make quarterly distributions at the base amount or any amount, (iii) statements regarding regulatory authorization and approval expectations, (iv) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (v) statements regarding the business operations and prospects of third-parties, (vi) statements regarding potential financing arrangements, and (vii) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues
LNG revenues	$1,415	$2,959	$3,521	$5,447
LNG revenues—affiliate	469	1,135	1,230	1,892
LNG revenues—related party	—	4	—	4
Regasification revenues	33	68	67	136
Other revenues	16	15	32	30
Total revenues	1,933	4,181	4,850	7,509

Operating costs and expenses (recoveries)
Cost of sales (excluding items shown separately below)	603	3,144	916	5,706
Cost of sales—affiliate	1	57	18	62
Cost of sales—related party	—	1	—	1
Operating and maintenance expense	263	191	469	361
Operating and maintenance expense—affiliate	38	41	82	79
Operating and maintenance expense—related party	14	15	30	27
General and administrative expense (recovery)	3	(3)	6	—
General and administrative expense—affiliate	24	24	46	47
Depreciation and amortization expense	167	156	334	309
Other	2	—	2	—
Total operating costs and expenses	1,115	3,626	1,903	6,592

Income from operations	818	555	2,947	917

Other income (expense)
Interest expense, net of capitalized interest	(207)	(216)	(415)	(419)
Loss on modification or extinguishment of debt	(2)	—	(2)	—
Other income, net	13	3	27	3
Total other expense	(196)	(213)	(390)	(416)

Net income	$622	$342	$2,557	$501

Basic and diluted net income per common unit(1)	$0.84	$0.25	$4.35	$0.13

Weighted average basic and diluted number of common units outstanding	484.0	484.0	484.0	484.0

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	June 30,	December 31,
	2023	2022
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,834	$904
Restricted cash and cash equivalents	241	92
Trade and other receivables, net of current expected credit losses	189	627
Trade receivables—affiliate	134	551
Advances to affiliate	154	177
Inventory	130	160
Current derivative assets	32	24
Margin deposits	3	35
Other current assets	75	50
Other current assets—affiliate	1	—
Total current assets	2,793	2,620

Property, plant and equipment, net of accumulated depreciation	16,463	16,725
Operating lease assets	85	89
Debt issuance costs, net of accumulated amortization	18	8
Derivative assets	29	28
Other non-current assets, net	169	163
Total assets	$19,557	$19,633

LIABILITIES AND PARTNERS’ DEFICIT
Current liabilities
Accounts payable	$60	$32
Accrued liabilities	556	1,378
Accrued liabilities—related party	5	6
Current debt, net of discount and debt issuance costs	1,796	—
Due to affiliates	38	74
Deferred revenue	97	144
Deferred revenue—affiliate	—	3
Current operating lease liabilities	10	10
Current derivative liabilities	366	769
Other current liabilities	4	5
Total current liabilities	2,932	2,421

Long-term debt, net of premium, discount and debt issuance costs	15,595	16,198
Operating lease liabilities	75	80
Finance lease liabilities	16	18
Derivative liabilities	1,936	3,024
Other non-current liabilities	26	—
Other non-current liabilities—affiliate	23	23

Partners’ deficit
Common unitholders’ interest (484.0 million units issued and outstanding at both June 30, 2023 and December 31, 2022)	372	(1,118)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at both June 30, 2023 and December 31, 2022)	(1,418)	(1,013)
Total partners’ deficit	(1,046)	(2,131)
Total liabilities and partners’ deficit	$19,557	$19,633

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Adjusted EBITDA
The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three months ended June 30, 2023 and 2022 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$622	$342	$2,557	$501
Interest expense, net of capitalized interest	207	216	415	419
Loss on modification or extinguishment of debt	2	—	2	—
Other income, net	(13)	(3)	(27)	(3)
Income from operations	$818	$555	$2,947	$917
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	167	156	334	309
Loss (gain) from changes in fair value of commodity derivatives, net (1)	(230)	266	(1,500)	782
Other	2	—	2	—
Adjusted EBITDA	$757	$977	$1,783	$2,008

(1) Change in fair value of commodity derivatives prior to contractual delivery or termination
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, and changes in the fair value of our commodity derivatives prior to contractual delivery or termination. The change in fair value of commodity derivatives is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.
Contacts
Cheniere Partners

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764